   As filed with the Securities and Exchange Commission on November 24, 1997

                                                     Registration No.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                  SPARTA, INC.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           DELAWARE                                             63-0775889
-------------------------------                             -------------------
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                             Identification No.)

                     23041 AVENIDA DE LA CARLOTA, SUITE 325
                       LAGUNA HILLS, CALIFORNIA 92653-1507
------------------------------------------------------------------------------
       (Address and zip code of principal executive offices)

                                   ----------

                                 1997 STOCK PLAN
                            (Full title of the plan)

                                   ----------

                                 WAYNE R. WINTON
                     23041 AVENIDA DE LA CARLOTA, SUITE 400
                       LAGUNA HILLS, CALIFORNIA 92653-1507
-------------------------------------------------------------------------------
                     (Name and address of agent for service)

                                 (714) 768-8161
-------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                    Copy to:

                            Scott E. McConnell, Esq.
                           Higham, McConnell & Dunning
                           28202 Cabot Road, Suite 450
                      Laguna Niguel, California 92677-1250


                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
 Title of                          Proposed        Proposed
Securities          Amount         Maximum          Maximum          Amount of
  To Be             To Be       Offering Price     Aggregate       Registration
Registered        Registered     Per Share(1)   Offering Price(1)      Fee
-------------------------------------------------------------------------------
Common Stock,
$.01 par value    14,000,000 shs.   $6.90         $96,600,000        $29,273
-------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(h) solely for the purpose of computing the registration fee, based upon the "Formula Price" of the Registrant's common stock on November 24, 1997.

===============================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference
        ---------------------------------------

         The following documents are incorporated into this Registration Statement by reference:

         (a) The Registrant's Report on Form 10-K for the fiscal year ended January 3, 1997.

         (b) The Registrant's Report on Form 10-Q for the quarter ended March 31, 1997.

         (c) The Registrant's Report on Form 10-Q for the quarter ended June 30, 1997.

         (d) The Registrant's Report on Form 10-Q for the quarter ended September 30, 1997.

         (e) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the document referred to in (a) above.

         In addition, all reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities reserved for issuance under the Registrant's 1997 Employee Stock Plan (the "Stock Plan") have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of each such report or document, except as to any portion of any future Annual or Quarterly Report to Shareholders which is not deemed filed under such provisions.

Item 4. Description of Securities
        -------------------------

General
-------

         Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to cumulate their votes for the election of directors. Cumulative voting entitles each stockholder to cast the number of votes that equals the number of shares of Common Stock held by such stockholder multiplied by the number of directors to be elected. Under cumulative voting, the stockholder may cast all of such votes for a single nominee or may distribute them among any two or more nominees as such stockholder sees fit.

         In the event of the liquidation, dissolution or winding up of the Registrant, the net assets of the Registrant available for distribution shall be distributed ratably to the holders of the Preferred Stock of the Registrant until there has been distributed to such holders an amount per share of Preferred Stock equal to the weighted average price per share paid to the Registrant upon the original issuance of all shares of Preferred Stock then outstanding (the "Liquidation Preference"). Thereafter, any remaining assets available for distribution shall be distributed ratably to the holders of the Common Stock of the Registrant until there has been distributed to such holders an amount per share of Common Stock equal to the Liquidation

Preference. Thereafter, any remaining assets available for distribution shall be distributed ratably to the holders of the Common Stock and Preferred Stock.

         Holders of Common Stock are entitled to receive ratably dividends, out of funds legally available therefor, when and as declared by the Board of Directors. Holders of Common Stock have no preemptive, redemption, subscription or conversion rights. All shares of Common Stock presently outstanding are, and the shares offered hereby upon full payment therefor will be, fully paid and nonassessable.

Restrictions on the Common Stock
--------------------------------

         All of the shares of Common Stock presently outstanding are, and all shares of Common Stock offered hereby will be, subject to certain restrictions (including restrictions on their transferability and rights of the Registrant to repurchase the same under certain circumstances) set forth in Article 5 of the Registrant's Certificate of Incorporation. The following is a summary of those restrictions:

         Right of Repurchase Upon Termination of Association. All shares of Common Stock which are owned, beneficially or of record, by a person who is a director of the Registrant or an employee of the Registrant or any subsidiary of the Registrant, including, without limitation, any such shares held of record by any trustee for the benefit or account of such person pursuant to any benefit plan adopted and maintained by the Registrant (including, without limitation, the Registrant's Profit Sharing Plan), are subject to the rights of the Registrant and the remaining stockholders of the Registrant to repurchase all of such shares of Common Stock in the event of a termination of such person's association with the Registrant (as hereinafter defined) for any reason whatsoever, including but not limited to death, disability, voluntary resignation or involuntary termination, with or without cause. Such rights to repurchase are applicable in all respects to all shares of Common Stock which such person owns (beneficially or of record) as of the date of the termination as well as to all such shares which such person has the right to acquire subsequent to such termination pursuant to any employee benefit plan adopted and maintained by the Registrant (including without limitation the Profit Sharing
Plan) or pursuant to any option, warrant, or other right, contractual or otherwise, to acquire shares of Common Stock which was outstanding on the date of such termination. "Termination of association with the Registrant" means (i) for any person who is an employee but not also a director of the Registrant, the cessation of such person's employment with the Registrant, (ii) for any person who is a director but not also an employee of the Registrant, the cessation of such person's status as a director of the Registrant, and (iii) for any person who is both a director and an employee of the Registrant, the cessation of both such person's employment and status as a director.

         The Registrant has the first option to repurchase any shares of Common Stock, at any time within 30 days following the termination date. Notwithstanding the foregoing, the Registrant's right to repurchase any shares of Common Stock which are acquired by a terminated person subsequent to the termination date of such person upon the exercise of any option, warrant or other right held by such person on the date of the termination may be exercised by the Registrant at any time within 30 days following the exercise of such option, warrant or right.

         In the event that the Registrant does not elect to repurchase all of the shares of Common Stock, the Secretary of the Registrant shall so notify all other holders of record of the then outstanding Common Stock (the "Remaining Stockholders") and each Remaining Stockholder shall thereupon have the right to purchase (or, if the Remaining Stockholder is a participant in the Registrant's Profit Sharing Plan, to direct the Special Trustee of the Profit

Sharing Plan to purchase for the account of such Remaining Stockholder) all of the shares of Common Stock of the terminated person which the Registrant has not elected to repurchase. The Remaining Stockholders' right to purchase shall be exercisable at any time within 60 days following the termination date; provided however, that the Remaining Stockholders' right to repurchase any shares of Common Stock which are acquired by a terminated employee subsequent to the termination date upon the exercise of any option, warrant or other right may be exercised by the Remaining Stockholders at any time within 60 days following the exercise of such option, warrant or right. The option to purchase granted to the Remaining Stockholders may be exercised by them pro rata, based on the ratio which the number of shares of the Registrant's Common Stock held by each such Remaining Stockholder bears to the total number of shares of the Common Stock held by all Remaining Stockholders electing to purchase. Should any of the Remaining Stockholders fail to exercise such option, the Remaining Stockholders who have elected to purchase have the option for a further period of 10 days to purchase, on a pro rata basis, in one or more successive allocations on the same principle, the shares of the Common Stock not so purchased by the declining Remaining Stockholders.

         In the event that the Registrant and/or the Remaining Stockholders elect to exercise their purchase rights described above, the price per share of Common Stock (other than shares of Unvested Stock, as hereinafter defined) is the higher of (A) the Formula Price (as such term is defined below) per share of the Registrant's Common Stock as of the date of the termination giving rise to such purchase and sale, or (B) the price per share paid for such shares upon the issuance thereof or, with respect to shares issued as a stock bonus (pursuant to the Stock Plan, the Registrant's Profit Sharing Plan, or otherwise), the Formula Price per share of the Registrant's Common Stock as of the date of issuance of such shares. The term "Formula Price" refers to the price calculated four times a year, generally in January, April, July and October, according to a formula established by the Registrant's Board of Directors. The formula is subject to revision by the Board of Directors from time to time. Notwithstanding the foregoing, however, if the person whose association with the Registrant has terminated shall have theretofore taken a leave of absence in excess of 90 days and shall not have completed one full year of service with the Registrant subsequent to the end of such leave of absence, the price per share (other than shares of Unvested Stock) is the higher of (A) the price per share paid for such shares upon the issuance thereof or, with respect to shares issued as a stock bonus (pursuant to the Stock Plan, directly to the employee's account in the Registrant's Profit Sharing Plan, or otherwise), the Formula Price per share of the Registrant's Common Stock as of the date of issuance of such shares, or (B) the lesser of (1) the Formula Price of the Registrant's Common Stock as of the date of the termination, or (2) the Formula Price of the Registrant's Common Stock as of the date of commencement of such leave of absence.

         The price per share of Common Stock purchased by the Registrant or the Remaining Stockholders upon exercise of their repurchase rights which are shares which were issued as a stock bonus or upon exercise of a right to purchase granted under any stock option, bonus or purchase plan of the Registrant, and which have not, as of the date of the event giving rise to the purchase and sale of the same, "vested" under the terms of the Stock Bonus Agreement or Stock Purchase Agreement pursuant to which the same were issued ("Unvested Stock"), is the lower of (A) the Formula Price per share of the Registrant's Common Stock as of the date of the termination giving rise to such purchase and sale, or (B) the price per share paid for such shares upon the issuance thereof or, with respect to shares issued as a stock bonus (pursuant to the Stock Plan, the Registrant's Profit Sharing Plan, or otherwise), the Formula Price per share of the Registrant's Common Stock as of the date of the issuance of such shares. Notwithstanding the foregoing, however, if the person whose association with the Registrant has terminated shall have theretofore taken a leave of absence in excess of 90 days and shall not have completed one full year of service with the Registrant subsequent to the end of such leave of absence, the price per share for such Unvested Stock is the lower of (A) the price per share paid for such shares upon the issuance thereof or, with respect to shares issued as a stock bonus (pursuant to the Stock Plan, the Registrant's Profit Sharing Plan, or otherwise), the Formula Price per share of the Registrant's Common Stock as of the date of issuance of such shares, or (B) the lesser of (1) the Formula Price of the Registrant's Common Stock as of the date of the termination, or (2) the Formula Price of the Registrant's Common Stock as of the date of commencement of such leave of absence.

         Under applicable law governing the Registrant's Profit Sharing Plan, the purchase price for shares acquired by the Registrant from employees' accounts in the Profit Sharing Plan must be paid in cash. The purchase price of all other shares of Common Stock repurchased by the Registrant or the Remaining Stockholders must also be paid in cash; provided, however, that with respect to shares of Common Stock which were not originally issued by the Registrant (i) pursuant to the Registrant's 1987 Nonqualified Stock Option Plan (the "1987 Plan"), or (ii) in exchange for shares issued under the 1987 Plan by Sparta, Inc., an Alabama corporation and predecessor to the Registrant, if payment for the same in cash would cause the Registrant to violate any applicable laws governing the right of the Registrant to purchase its own shares or to violate the Repurchase Limitation (as hereinafter defined), the Registrant may pay cash for those of such shares which it can purchase for cash without violating such restrictions, and deliver a non-negotiable promissory note for the remaining shares (unless the delivery of such note would itself cause the repurchase to violate applicable law). Subject to the provisions of any agreement establishing the terms of any such promissory note entered into between the payee thereof and the Registrant, each such promissory note has such term, not exceeding seven years, as the Registrant's Board of Directors determines. Currently, the term of each such promissory note is determined by the original principal amount thereof, and ranges from six months for notes of less than $20,000 to seven years for notes of more than $1,200,000. Recipients of promissory notes may, however, request a note with a longer term. Each promissory note bears interest at a rate equal to the lesser of ten percent or the discount rate of the Federal Reserve Bank of San Francisco, as the same may change from time to time, and is amortized over the term of the note in equal monthly payments which are calculated based on the interest rate applicable to the note at the time of its issuance. Payment of each note with a term of 18 months or more is subordinate to the Registrant's obligations to its principal bank lender pursuant to a subordination agreement between the recipient of the note and the bank.

         Pursuant to the Registrant's Certificate of Incorporation, the Registrant is subject to self-imposed limitations on the amount of shares of the Registrant's stock which it may repurchase during each three-month period (the "Repurchase Limitation"). The Registrant is also subject to additional limitations imposed by applicable law on the number of shares of its stock which it may repurchase at any point in time.

         Restrictions on Transferability. No holder of shares of Common Stock may sell, transfer, assign, pledge, hypothecate or in any way dispose of or alienate any such shares, or any right or interest therein, whether voluntarily or by operation of law, except (i) transfers to such holder's account in the Registrant's Profit Sharing Plan, or (ii) transfers to the Registrant, or (iii) transfers to Remaining Stockholders (or to the accounts of the Remaining Stockholders in the Profit Sharing Plan) pursuant to their repurchase rights described above, or (iv) hypothecation to any lender which has been specifically designated by the Registrant's Board of Directors, provided that the loan to which such hypothecation relates has been specifically approved by the Registrant's Board of Directors and is made on terms which include the right of the Registrant to repurchase such shares in the event of default under the loan.

         In the event that any holder of Common Stock shall desire to sell or otherwise transfer all or any portion of the same other than to the Registrant, he or she may do so provided that he or she first shall have offered such shares (the "Offered Shares") to the Registrant as described below. At least 30 days prior to any proposed sale or other transfer, the holder of the Offered Shares must give written notice (the "Notice") of such proposed transfer to the Registrant. The Notice must set forth the name of the proposed transferee, the number of shares to be transferred, the price per share, and all other terms and conditions of the proposed transfer, and must state that the same constitutes a bona fide, good faith transaction. The Notice constitutes the grant of an option to the Registrant to purchase the Offered Shares. The Registrant thereupon, for a period of 30 days following receipt of the Notice, has the right to purchase all, but not less than all, of the Offered Shares for a price equal to the price specified in the Notice. The terms of payment are, at the Registrant's election,
(A) cash, or (B) as provided in the Notice (with the Registrant paying the equivalent value of any non-cash consideration as mutually agreed upon by the Registrant and the holder of the Offered Shares). In the event that the Registrant does not elect to purchase all of the Offered Shares within 30 days after its receipt of the Notice, the holder of the same may transfer the Offered Shares within 30 days to the person, at the price, and on the terms specified in the Notice. If the Offered Shares have not been transferred within such 30 day period, the Offered Shares again become subject to all of the restrictions on transfer and rights of first refusal described above. Any of the Offered Shares which have been transferred by an employee of the Registrant or any subsidiary of the Registrant or by a director of the Registrant shall, in the hands of the transferee and any successive transferee, be and remain subject to all of the provisions and restrictions contained in the Registrant's Certificate of Incorporation, including but not limited to the Registrant's and Remaining Stockholders' rights to repurchase such shares upon the termination of association of the employee or director with the Registrant.

         Termination of Transfer Restrictions and Repurchase Rights. The foregoing transfer restrictions and repurchase rights of the Registrant shall automatically terminate upon the earliest to occur of either of the following:

                  (i) the closing of the first underwritten public offering of any class of the Registrant's equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended; or

                  (ii) the listing by the Registrant of any class of its equity securities for trading on the National Association of Securities Dealers Automated Quotation System or on any securities exchange.

Item 5. Interests of Named Experts and Counsel
        --------------------------------------

         Not applicable

Item 6. Indemnification of Directors and Officers
        -----------------------------------------

         Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers and directors in terms sufficiently broad to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Certificate of Incorporation of the Registrant, and Indemnification Agreements entered into by the Registrant and its officers and directors, provide that the Registrant shall indemnify officers and directors to the fullest extent permitted by statute.

         In addition, as permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Certificate of Incorporation of the Registrant provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of the director's fiduciary duty of care. However, as provided by Delaware law, such limitation of liability will not act to limit liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under the provisions of the Delaware General Corporation Law relating to unlawful distributions, or (iv) for any transaction from which the director derived an improper benefit.

Item 7. Exemption From Registration Claimed
        -----------------------------------

         Not applicable

Item 8. Exhibits
        --------

          4.1 Certificate of Incorporation, as amended, which is incorporated herein by reference to Exhibit 3.1 to the Registrant's Report on Form 10-K for the year ended December 30, 1994.

          4.2 1997 Stock Plan, together with the forms of Stock Option Agreement and Stock Bonus Agreement.

          5       Opinion of Higham, McConnell & Dunning

         23.1 Consent of Higham, McConnell & Dunning (included in the opinion of counsel filed as Exhibit 5 hereto).

         23.2     Consent of Price Waterhouse LLP.

         24       Power of Attorney (included on the signature page).

Item 9. Undertakings
        ------------

        (a)  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                     (i) to include any prospectus required by Section 10(a)(3)
                  of the Securities Act of 1933;

                     (ii) to reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

                     (iii) to include any material information with respect to
                  the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds t believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Laguna Hills, State of California on the 24th day of November, 1997.

                                        SPARTA, INC.


                                        By: /s/ WAYNE R. WINTON
                                            ---------------------------
                                            Wayne R. Winton,
                                            Chairman of the Board
                                            and Chief Executive Officer

        We, the undersigned directors and officers of SPARTA, Inc., do hereby constitute and appoint Wayne R. Winton and Jerry R. Fabian, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary and advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                             Title                        Date
    ---------                             -----                        ----

/s/ WAYNE R. WINTON                 Chairman of the Board,         November 24, 1997
-------------------------           Chief Executive Officer
    Wayne R. Winton                 and Director


/s/ ROBERT C. SEPUCHA               Director                       November 24, 1997
-------------------------
    Robert C. Sepucha

                                    Director                                  , 1997
-------------------------
    John L. Allen


/s/ R. STEVE MCCARTER               Director                       November 24, 1997
-------------------------
    R. Steve McCarter

                                    Director                                  , 1997
-------------------------
    Robert L. Johnson



/s/ JOHN L. PIOTROWSKI         Director                     November 24, 1997
-------------------------
    John L. Piotrowski


/s/ CARL T. CASE               Director                     November 24, 1997
-------------------------
    Carl T. Case


                               Director                                , 1997
-------------------------
    Rock N. Hankin


                               Director                                , 1997
-------------------------
    Clarke E. Reynolds


/s/ JAMES B. IDELL             Director                     November 24, 1997
--------------------------
    James B. Idell


/s/ B. WARREN KNUDSON          Chief Financial Officer      November 24, 1997
--------------------------
    B. Warren Knudson

                               INDEX TO EXHIBITS

         Exhibit
           No.                      Description
         -------                    -----------

          4.1 Certificate of Incorporation, as amended, which is incorporated herein by reference to Exhibit 3.1 to the Registrant's Report on Form 10-K for the year ended December 30, 1994.

          4.2 1997 Stock Plan, together with the forms of Stock Option Agreement and Stock Bonus Agreement.

          5       Opinion of Higham, McConnell & Dunning

         23.1 Consent of Higham, McConnell & Dunning (included in the opinion of counsel filed as Exhibit 5 hereto).

         23.2     Consent of Price Waterhouse LLP.

         24       Power of Attorney (included on the signature page).